UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
 Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 14, 2014

Watts Water Technologies, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-11499	04-2916536
(State or other jurisdiction of incorporation	(Commission File Number)	(IRS Employer Identification No.)

815 Chestnut Street, North Andover, MA	01845
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (978) 688-1811

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                                        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)                                 Effective as of October 14, 2014, Dean P. Freeman has been terminated without cause from his positions as Executive Vice President and Chief Financial Officer of Watts Water Technologies, Inc. (the “Company”).  The Company and Mr. Freeman are currently in the process of negotiating a separation agreement and the terms of such agreement will be disclosed in a Current Report on Form 8-K once executed by both parties.  The Company has initiated a search for the Company’s next Chief Financial Officer.

(c)                                  Effective as of October 14, 2014, the Board of Directors of the Company appointed the Company’s current President and Chief Executive Officer, Robert J. Pagano, Jr., age 51, to serve as interim Chief Financial Officer of the Company in addition to his ongoing responsibilities as President and Chief Executive Officer.

Robert J. Pagano, Jr. has served as Chief Executive Officer and President of the Company since May 2014.  Mr. Pagano previously served as Senior Vice President of ITT Corporation and President, ITT Industrial Process from April 2009 to May 2014.  Mr. Pagano originally joined ITT in 1997 and served in several additional management roles during his career at ITT, including as Vice President Finance, Corporate Controller, and President of Industrial Products.  ITT Corporation is a diversified manufacturer of highly engineered critical components and customized technology solutions for the energy, transportation and industrial markets.  Prior to joining ITT, Mr. Pagano worked at KPMG LLP.  Mr. Pagano is a Certified Public Accountant.

A copy of the Company’s press release announcing Mr. Freeman’s termination and Mr. Pagano’s appointment as interim Chief Financial Officer is being filed as Exhibit 99 to this report.

Item 9.01.  Financial Statements and Exhibits.

(d)                                 Exhibits

See Exhibit Index attached hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 14, 2014	WATTS WATER TECHNOLOGIES, INC.

	By:	/s/ Kenneth R. Lepage

Kenneth R. Lepage
General Counsel

EXHIBIT INDEX

Exhibit No.	Title

99	Press release dated October 14, 2014